Exhibit (h)(i)(a)

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

(as of January 6, 2020)

Syntax ETF Trust

Syntax Stratified LargeCap ETF

Syntax Stratified MidCap ETF

Syntax Stratified SmallCap ETF

Information Classification: General